Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Appendix B – Financial Highlights” in the Prospectus, dated June 9, 2022, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, dated November 1, 2021, as amended and restated June 9, 2022, and each included in this Post-Effective Amendment No. 108 to the Registration Statement (Form N-1A, File No. 333-201935) of Principal Exchange-Traded Funds (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated August 20, 2021, except for Note 8, as to which the date is October 8, 2021, with respect to the financial statements and financial highlights of Principal Active Income ETF, Principal Healthcare Innovators Index ETF, Principal International Adaptive Multi-Factor ETF, Principal International Multi-Factor ETF (formerly Principal International Multi-Factor Core Index ETF), Principal Investment Grade Corporate Active ETF, Principal Millennials Index ETF, Principal Quality ETF (formerly Principal Price Setters Index ETF), Principal Spectrum Preferred Securities Active ETF, Principal Spectrum Tax-Advantaged Dividend Active ETF, Principal Ultra-Short Active Income ETF, Principal U.S. Large-Cap Adaptive Multi-Factor ETF, Principal U.S. Mega-Cap ETF (formerly Principal U.S. Mega-Cap Multi-Factor Index ETF), Principal U.S. Small-Cap Adaptive Multi-Factor Index ETF, Principal U.S. Small-Cap Multi-Factor ETF (formerly Principal U.S. Small-Cap Multi-Factor Index ETF), and Principal Value ETF (formerly Principal Shareholder Yield Index ETF (15 of the funds constituting Principal Exchange-Traded Funds included in the Annual Report to Shareholders (Form N-CSR) for the year-end June 30, 2021, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
June 9, 2022